UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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REGIONS FINANCIAL CORPORATION
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Regions Financial Corporation
1900 Fifth Avenue North
Birmingham, Alabama 35203

April 8, 2021

RE:    Supplemental Proxy Materials
Regions Financial Corporation 2021 Annual Meeting of Shareholders (April 21, 2021)
Proposal 3 – Advisory Vote on Executive Compensation (“Say-on-Pay”)

Dear Fellow Shareholders:
As part of Regions’ 2021 Annual Meeting on April 21, 2021, our shareholders will vote on Proposal 3, an advisory resolution to approve the compensation program for our named executive officers, commonly known as the Say-on-Pay resolution. As detailed in our 2021 Proxy Statement, our Board of Directors recommends that shareholders vote in favor of the resolution.
Since the issuance of this year’s proxy statement, Regions has filed supplemental information and has held conversations with shareholders regarding our compensation program and the decisions made by the Compensation and Human Resources Committee (the “Committee”) as a result of the unique events and challenges of 2020, including the COVID-19 pandemic. We also engaged with proxy advisor Institutional Shareholder Services (“ISS”) regarding some of the conclusions they reached about our executive compensation decisions for the year. As a result, ISS issued a client alert on April 1, 2021, which changed and/or clarified certain assessments in their original research report. It is worth noting that the research report issued by proxy advisor Glass Lewis recommended a vote in favor of the Say-on-Pay resolution.
As a result of our discussions, we believe additional information supporting previously filed materials and the ISS amended report would be beneficial to shareholders. This letter provides additional context for shareholders to support Proposal 3 based on the following assertions: (1) our long-standing compensation program design is thoughtful, appropriate, and balanced, and (2) the decisions made with regard to adjustments to compensation in 2020 reflect our values and guiding principle of doing what is in the best interests of all of our stakeholders, including shareholders, customers, associates, and communities.
We understand that there are many factors and variables our shareholders consider in assessing executive compensation programs. With respect to Regions’ Say-on-Pay proposal, it is the Committee’s firm belief that no algorithm or rigid policy can appropriately assess the impact of the events of 2020 on performance results and executive pay under those unprecedented circumstances. Shareholders should instead independently consider all facts, background, and context provided to ensure that compensation awarded to our executives was appropriately and proportionally aligned with the impact to other stakeholders.
2020 Compensation Program
The Committee has the responsibility of evaluating the performance and compensation of our named executive officers and follows a strong and thoughtful governance process. With respect to 2020, it is undeniable that the global COVID-19 pandemic gave rise to significant economic and human capital concerns that put our executive leadership team to the test in many ways and on multiple fronts, and the entire Regions community has risen to the challenge, living our purpose to achieve superior economic value for our shareholders over time by making life better for our customers, associates, and communities. Highlights of our 2020 design and decisions are shared below:
•Design. The 2020 compensation program, inclusive of base salary, annual incentive, and long-term incentives, was substantially the same as in prior years when Regions shareholders demonstrated overwhelming support, with approximately 94% voting in favor of the program in each of the last three years.
Fixed compensation levels remained relatively constant in 2020, with 66% of the compensation of our CEO being variable performance-based compensation; 21% being restricted stock units that do not vary based on achievement of performance objectives, but are tied to shareholder interests as their value is dependent on stock price; and the remaining 13% representing base pay.

•Short-term Incentives. Although our earnings expectations were stressed in 2020, no adjustments were made to the 2020 short-term incentive plan as a result of the pandemic, and the plan paid slightly above target levels.
◦Short-term incentives are largely formulaic and dependent upon achievement of goals consistent with the budgets and strategic plans approved by our Board in early 2020.
◦Short-term incentive targets for our CEO are in line with those for the CEOs of peer banks, whether using the peer groups identified by Regions or the proxy advisory firms. Specifically, the short-term target for Regions’ CEO for 2020 was 170% of pay, while the median target for short-term incentives for peers identified by Regions was 185% of pay and 140% of pay for peers identified by ISS.1
◦Regions operates in a very competitive service industry, and customer experience is critical to the creation of long-term growth as it builds customer loyalty and offers a strong avenue into new customer segments. It is a cornerstone of our go-to-market strategy. As a result, the short-term incentive plan includes a formulaic modifier related to customer experience that can influence plan performance positively or negatively by ten basis points. Because we expect and have traditionally achieved above median performance levels for this metric, achievement expectations are high. The Company must score above the 80th percentile for the modifier to have a positive impact on the corporate performance score, and achievement below the 70th percentile will result in a negative adjustment to calculated results. Achievement of this goal required Regions to perform in the top decile of customer service scores compared to peers as measured by the Gallup organization, an objective third-party organization providing customer satisfaction measurement and benchmarking to numerous banks throughout the financial services industry. The operation of this metric was clarified by Regions in its supplementary proxy filing on March 31, 2021 and acknowledged by ISS in its subsequent client alert.
•Long-term Incentives. Long-term incentives are formulaic and based on the results of equally-weighted absolute and relative performance. As disclosed in our proxy statement, one of our guiding principles of compensation is that compensation programs should be balanced, incenting sustainable, profitable growth without encouraging unreasonable risks that may damage the long-term value of the Company. As a federally regulated entity, we must take into account principles provided in the 2010 regulatory interagency Guidance on Sound Incentive Compensation Policies. Consistent with those principles, Regions identifies median relative performance for target payout. Targeting median performance for target payouts is a sound risk management practice and is also consistent with the practice of most public companies that use relative incentive metrics.
•Total Compensation. Our CEO’s total compensation as reported in the Summary Compensation Table of the proxy statement included a sizeable value for a change in pension. In evaluating the use of this number as a part of annual compensation, shareholders should consider that this value does not represent cash compensation but is, rather, an attempt to measure the annual value of how a retirement benefit earned over a participant’s entire career changes from year to year. The change in the value of this benefit from 2019 to 2020 is the result of many factors, some of which relate to the actual value of the benefit such as additional
1     ISS subscribers should note that this item was misstated in ISS’s original report and was later corrected through the subsequent client alert.

benefit accruals due to more years of service and changes in pay. Other factors, however, are not attributable to an actual change in the value of the benefit but are instead due to actuarial assumptions such as interest rate and mortality estimates that are required to translate the value of a lifetime annuity to a lump sum amount.
◦Specifically, with respect to our CEO’s pension benefit, Mr. Turner’s pay increases in the three years since becoming CEO have been factored into the increase in his benefit. As Mr. Turner was promoted from within the Company, these pay increases have been appropriate and commensurate with his new role and responsibilities. Our retirement benefit formula is a “final average earnings” formula using the highest three consecutive years of pay. As a result, pension value has increased as the years of higher pay replace lower values in the three-year average calculation. Beginning in 2021, changes in pension should stabilize as Mr. Turner’s pay stabilizes, and pension benefit changes will reflect his continued service rather than pay increases as a result of his promotion to the CEO position.
◦Additionally, shareholders should consider the unusual impact of a low interest rate environment on the lump sum value of pension changes. Interest rates used to value plan liabilities remain at record lows, and because the lump sum change in pension is calculated using these low interest rates, the resulting calculation is significantly increased over what more normalized interest rates would produce.
2018-2020 Long Term Incentive Plan Performance Adjustment
The Committee has always considered informed judgment as part of its purview in overseeing the Company’s compensation program. While it is the Committee’s intent to use this latitude sparingly, there are extraordinary times when absolute outcomes based on specific business expectations must be critically assessed for fairness and appropriateness. In the Committee’s judgment, the long-term performance period that ended in 2020 was such a time. In making this determination, the Committee considered multiple factors, including:
•Implementation of New Accounting Standard and its Impact on Credit Provisions. From time to time, the Financial Accounting Standards Board (“FASB”) changes the financial accounting and reporting standards that govern our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations. For example, FASB’s Current Expected Credit Losses (“CECL”) accounting standard became effective on January 1, 2020 and substantially changed the accounting for credit losses on loans and other financial assets held by banks, financial institutions, and other organizations. The standard removes the existing “probable” threshold in Generally Accepted Accounting Principles (“GAAP”) for recognizing credit losses and, instead, requires companies to reflect their estimate of credit losses over the life of the financial assets. Companies must consider all relevant information when estimating expected credit losses, including details about past events, current conditions, and reasonable and supportable forecasts. As anticipated, the standard had an immediate material impact to the allowance for credit losses and capital at adoption. After CECL became effective, however, the COVID-19 pandemic began, and the resulting external economic factors required a significant increase in the CECL credit loss provision. Though the Committee knew about CECL when determining the design for the 2018-2020 Long Term Incentive Plan (“LTIP”) and provided for adjustment of the initial impact, the economic impacts of the global pandemic were unexpected and outside of the Company’s control. For fiscal year 2020, the implementation of CECL resulted in a GAAP credit loss provision of approximately $1.3 billion, which was $800 million more than our actual charge-offs of $500 million. The ultimate magnitude of the adjustment required by the implementation of CECL had the impact of rendering even minimum absolute goals established under the LTIP in 2018 essentially unachievable. In the Committee’s opinion, the one-year impact of the higher provision required by CECL did not accurately reflect the Company’s performance in 2020, and, therefore, a modification to the LTIP was warranted.
•Consideration of Potential Adjustments. Over the course of March 2020 through January 2021, the Committee engaged in a thorough and deliberate process of evaluating potential adjustment alternatives for the LTIP. As a part of this process, the Committee asked management and its executive compensation consultant to assist in the preparation of extensive data regarding performance from multiple points of view. Included in this analysis were forecasts of performance, including:
◦The substitution of net charge-offs in place of credit loss provision as impacted by CECL;
◦The calculation of results using a singular relative to peers view only;
◦Modification to the goals and targets set in 2018 based on impact; and

◦Bifurcation of the calculations based on actual performance results prior to the pandemic and altered goals or design for the third and final year of the period.
Each of these alternatives yielded similar results. Additionally, the Committee noted that the 2020 financial results of the Company’s adjusted pre-tax pre-provision income (“PPI”) was the highest it had been in over a decade. Based on a number of factors including the alternative results, the result of the Company’s reported PPI, and other stakeholder experience, the Committee’s determination that an adjustment to award pay closer to target levels than calculated results was fair and appropriate. After much study, discussion, and deliberation, the Committee ultimately adopted a methodology to base performance on a bifurcation of the period using actual results prior to the pandemic for the first two-thirds of the grant and a relative measure of performance for the final one-third. By doing so, performance for the first two-thirds of the period were recognized and evaluated as originally designed. In connection with the final one-third of the period and award, this change enabled the Committee to continue to take into account the GAAP impact of CECL on the credit loss provision for Regions and its peers on a consistent basis for all three years allowing for objective evaluation of Regions’ performance. This approach did not, however, require further consideration of the appropriateness of absolute targets and goals for 2020 that were set based on significantly different GAAP credit considerations prior to both the implementation of the new accounting standard and the economic conditions of the pandemic on Regions’ customers. Also, this approach did not modify or change any of the 2018 or 2019 targets and goals, nor did it change the 2020 relative metrics that had been previously established.
Principles the Committee considered important in making this decision included a requirement that modifications conform with the original plan design as much as possible, as discussed above, and that the results of calculations should be in alignment with shareholder experience.
The following chart demonstrates the alignment of shareholder experience for the three-year performance period with the decision made by the Committee and that the equity markets essentially disregarded the impact of CECL.
The principles considered by the Committee are discussed further below:
◦Shared Value. As mentioned above, one of the foundational guiding principles of our Company is the concept of shared value. Value should be created and shared amongst all key stakeholders (our shareholders, customers, communities, and associates), with no decision made in the singular interest of one stakeholder.
▪Shareholder Experience. While Total Shareholder Return (“TSR”) is not a specific criteria in our incentive plans, the Committee closely monitors TSR over the same performance cycles as our incentive plans to validate that plan design is working as intended and to highlight any breakdown between shareholder experience and executive pay. For the three-year and one-year performance periods considered, TSR results, as illustrated below, were strong, with Regions performing in the top quartile of peers for both.

Three-year Total Shareholder Return
12.31.17 – 12.31.20
PNC 14%
TFC 7%
RF 4%
FITB 2%
HBAN -1%
USB -4%
CFG -4%
ZION -7%
KEY -8%
MTB -19%
SNV -24%
HWC -25%
CMA -27%
FHN -28%

One-year Total Shareholder Return
12.31.19 – 12.31.20
RF -2%
PNC -3%
FITB -5%
CFG -7%
HBAN -11%
TFC -11%
SNV -12%
ZION -13%
KEY -15%
CMA -17%
USB -18%
FHN -18%
HWC -19%
MTB -22%

▪Customer Experience. During the height of the pandemic last year, Regions invested in heightened cleaning and sanitization protocols to protect both associates and customers. Additionally, Regions adapted its branch business model to operate on a by-appointment schedule to ensure social distancing and to allow for additional heightened branch cleaning. Regions also enhanced its customer assistance program by incorporating COVID-specific relief, including:
–Allowed penalty-free CD withdrawals;
–Waived standard fees for excessive withdrawals from all savings and money market accounts;
–Waived late payment fees on loans, credit cards, and consumer mortgages;
–Temporarily halted new foreclosures and repossessions;
–Granted consumer and business loan modifications, including extensions, deferrals, and forbearances; and
–Assisted business customers with accessing the Small Business Administration’s Paycheck Protection Program (“PPP”).
Additionally, Regions has continued to invest in technology to meet the rapidly changing needs of our customers. During the pandemic, Regions enhanced its mobile application and e-Signature capabilities and expanded the number of video bankers to meet the surge in demand for digital channels.
▪Community Experience. Regions is committed to the communities in which we serve. Over the course of 2020, Regions:
–Contributed $5.3 million in COVID-19 relief and recovery funding, supporting over 340 organizations in 16 states;
–Helped address food insecurity by donating over $2 million in advertising time to encourage giving to local food banks;
–Established and funded the Regions Community Development Corporation to make life better by providing debt and equity financing for projects and entities with a community development purpose;

–Announced a two-year, $12 million commitment to advance programs and initiatives that promote racial equity and economic empowerment for communities of color; and
–Contributed an additional $10 million to the Regions Foundation®, which is focused on promoting inclusive prosperity by investing in initiatives aimed at reducing barriers to economic success.
▪Associate Experience. Pandemic-related impacts to the larger associate population were also considered by the Committee when evaluating executive compensation:
–There were no reductions in staff or layoffs in response to pandemic impacts.
–No reductions in base salaries were implemented as a result of the pandemic. In fact, Regions provided enhanced levels of base pay to front-line and essential associates in order to assist with unexpected expenses and family hardships.
–Impacted associates also received special pay for extraordinary service during the pandemic through special incentives related to PPP volume, high levels of mortgage volume, and other extraordinary service.
–Regions also provided enhanced physical and mental health and welfare benefits, offered flexible work schedules, expanded paid time off programs, and quickly moved to a remote work-from-home model where possible and advisable.
–Regions continued along a constantly evolving journey toward diversity, equity, and inclusion (“DEI”). In 2020, Regions established three key DEI commitments: continue building on inclusion strategies, expand leadership accountability to include empowerment, and focus on internal diverse talent development and acquisition strategies.
•Executive Leadership. The Committee also took note of the extraordinary efforts of the leadership team during the pandemic to protect customers and associates from the risks of COVID-19; the swift and effective business model changes to support not only normal customer demand, but the increased demand of economic programs, such as the PPP for small business; the implementation of our strategic hedging program, which has served to effectively insulate our portfolio from falling interest rates; and finally, the implementation of numerous continuous improvement projects that have served to keep expenses in check, supporting our efficiency ratio and performance expectations.
As previously stated, it is the Committee’s opinion that Regions’ long-standing compensation program design is thoughtful, appropriate, and balanced. Furthermore, with respect to the decision to adjust performance results for the 2018-2020 outstanding long-term incentive award, the Committee believes its actions reflect our values and guiding principle of doing what is in the best interests of all of our stakeholders, including shareholders, customers, communities and associates.
For the reasons outlined above and stated in our 2021 Proxy Statement, the Company and the Board strongly encourage you to vote “FOR” Proposal 3, our Advisory Vote on Executive Compensation. If you have already voted and wish to change your vote, see Can I change my vote after submitting my proxy? under the section Questions and Answers about the Annual Meeting and Voting & Other Information in our 2021 Proxy Statement.
We appreciate your continued support.
Sincerely,
Don DeFosset
Chair of the Compensation and Human Resources Committee